Filed Pursuant to Rule 424(b)(2)
Registration No. 333-227505

Prospectus Supplement

(To prospectus dated October 4, 2018)

5,250,000 shares

Forestar Group Inc.

Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering up to 5,250,000 shares of our common stock, par value $1.00 per share.

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “FOR.” On September 25, 2019, the last reported sale price of our common stock on the NYSE was $18.07 per share.

Investing in our securities involves a high degree of risk. Before buying any shares you should read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page S-11 of this prospectus supplement and the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$17.5000	$91,875,000
Underwriting discounts and commissions(1)	$0.7875	$4,134,375
Proceeds to us (before expenses)	$16.7125	$87,740,625

(1)	See “Underwriting.”

We have granted a 30-day option to the underwriters to purchase up to 787,500 additional shares of our common stock (15% of the shares sold in this offering).

Neither the Securities and Exchange Commission (the “Commission” or the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares is expected to be made on or about September 30, 2019. See “Underwriting.”

Joint Book-Running Managers

Citigroup J.P. Morgan

Mizuho Securities	Wells Fargo Securities	TD Securities

Co-Managers

BTIG Fifth Third Securities SYNOVUS

Moelis & Company LLC The Buckingham Research Group

The date of this prospectus supplement is September 25, 2019

DIVERSIFIED AND GROWING FOOTPRINT

Own and control 37,400 lots at 6/30/19
Expect to own / control a 3 to 4 year lot inventory at scale

1,950
80
800
1,550
25
900
3,700
14,550
300
200
305
800
140
1,800
2,000
1,150
1,600
50
200
5,300
Current FOR markets / states
DHI states where FOR does not currently operate

6/30/19
50 Markets
20 States

9/30/18
24 Markets
14 States

Lot Position by State and Markets as of 6/30/19
Lot counts are approximate
Of total lot position at 6/30/19, 28,800 are owned and 8,600 are controlled through purchase contracts

FORESTAR

Prospectus Supplement

Prospectus

IMPORTANT NOTICE ABOUT INFORMATION IN THIS

PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of our common stock. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of shares of our common stock. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about this offering of shares of our common stock varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Incorporation of Certain Documents by Reference” in this prospectus supplement.

We have not, and the underwriters have not, authorized anyone else to make additional representations or to provide you with information other than information provided or incorporated by reference in this prospectus supplement, the accompanying base prospectus or any free writing prospectus prepared by or on behalf of us relating to this offering. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are offering to sell shares of our common stock, and seeking offers to buy shares of our common stock, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain information included or incorporated by reference in this prospectus supplement contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to:

•	the effect of D.R. Horton, Inc.’s (“D.R. Horton”) controlling level of ownership on us and our stockholders and holders of notes;

•	our ability to realize the potential benefits of the strategic relationship with D.R. Horton;

•	the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our vendors and customers;

•	demand for new housing, which can be affected by a number of factors including the availability of mortgage credit, job growth and fluctuations in interest rates;

•	competitive actions by other companies;

•	accuracy of estimates and other assumptions related to investment in and development of real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales;

•	our ability to hire and retain key personnel;

•	changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies;

•	general economic, market or business conditions where our real estate activities are concentrated;

•	our ability to achieve our strategic initiatives;

•	our ability to obtain future entitlement and development approvals;

•	our partners’ ability to fund their capital commitments and otherwise fulfill their operating and financial obligations;

•	our ability to obtain or the availability of surety bonds to secure our performance related to construction and development activities and the pricing of bonds;

•	obtaining reimbursements and other payments from special improvement districts and other agencies and timing of such payments;

•	the levels of resale housing inventory in our development projects and the regions in which they are located;

•	fluctuations in costs and expenses, including impacts from shortages in materials or labor;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	the strength of our information technology systems and the risk of cybersecurity breaches;

•	the conditions of the capital markets and our ability to raise capital to fund expected growth; and

•	our ability to comply with our debt covenants, restrictions and limitations.

Other factors, including the risk factors described in the section of this prospectus supplement entitled “Risk Factors” and in “Item 1A. Risk Factors” of our 2018 Annual Report on Form 10-KT and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, may also cause actual results to differ materially from those

S-iii

projected by our forward-looking statements. New factors emerge from time to time and it is not possible for us to predict all such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all of the information that you should consider before deciding whether to invest in our common stock. You should read this entire prospectus supplement carefully, including the “Risk Factors” section, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, prior to making an investment decision. References in this prospectus supplement to “we,” “us,” “our,” the “Company,” and “Forestar” refer to Forestar Group Inc. unless otherwise stated or the context otherwise requires.

Our Business

We are a residential lot development company with operations in 50 markets in 20 states as of June 30, 2019. In October 2017, we became a majority-owned subsidiary of D.R. Horton. Our alignment with and support from D.R. Horton provides us an opportunity to grow our business into a national, well-capitalized residential lot developer selling lots to D.R. Horton and other homebuilders. As our controlling shareholder, D.R. Horton has significant influence in guiding our strategic direction and operations. Our strategy is focused on making investments in land acquisition and development to expand our residential lot development business into a geographically diversified national platform. We are primarily investing in short duration, phased development projects that generate returns similar to production-oriented homebuilders. This strategy is a unique, lower-risk business model that is designed to produce more consistent returns than other public and private land developers.

For more information about our business, please refer to the “Business” section of our most recent annual report on Form 10-KT filed with the SEC and incorporated by reference in this prospectus supplement and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent annual report on Form 10-KT and of our quarterly reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus supplement.

Forestar’s History

Forestar was formed in December 2007 through a spin-off from Temple-Inland Inc. Post spin-off, we operated primarily as a residential and mixed-use developer, although we also held assets and conducted operations in the oil and gas, lodging, multifamily, and timberland sectors. We began to refocus the Company on residential single-family lot development in 2015 and began divesting our interests in non-core assets. In 2016, Forestar launched a process to explore the sale of the Company, which resulted in D.R. Horton’s acquisition of 75% of our outstanding shares in October 2017, through the merger of the Company with a wholly-owned subsidiary of D.R. Horton (the “Merger”). This transaction accelerated the return to our core business, residential single-family lot development. Through 2018, we strategically sold legacy, long-dated residential communities and redeployed the proceeds into shorter duration, fully-entitled lot development projects; obtained a $380 million unsecured revolving credit facility; filed a shelf registration statement registering $500 million of equity securities and obtained credit ratings, and in April 2019, we issued $350 million aggregate principal amount of 8.000% senior notes due 2024 (the “2024 notes”). Through this transformation we have become the focused, streamlined and profitable business we are today.

Our competitive strengths

Our competitive strengths include:

Differentiated returns-focused lot manufacturing business model

Our business model is unique in the industry and we believe it provides us a distinct competitive advantage. Our model is highly differentiated from a typical public or private land developer in the following ways:

•

Short duration, fully-entitled lot development projects: We invest in lower risk fully-entitled, high-velocity projects that we can develop in phases and that we underwrite to return our initial cash investment within 36 months. A typical land developer owns long-dated, complex or unentitled, land development assets with returns extended over longer periods. Our investment in fully entitled, shorter duration projects eliminates entitlement risk and reduces our exposure to market fluctuations. By phasing our land development investments, our future spending is largely discretionary and will be based on market conditions at that time.

•

Large scale with diversified national footprint and in-market depth: Whereas most land developers operate on a local or regional scale, our production-oriented lot manufacturing model supports a large scale, geographically diverse portfolio that can better meet the demands of the homebuilding industry.

•

Returns-focused, lower risk inventory approach: By focusing on fully-entitled, high-velocity phased lot development opportunities, we expect to generate project-level investment returns that are similar to production-oriented homebuilders. Our underwriting criteria for new lot development investments is a minimum annual pre-tax return on inventory of 15% and the return of our initial cash investment within 36 months. We expect to generate lot sale revenues from our projects within 12 months of purchasing the land. The investment profile for our target development projects across a geographically diverse portfolio mitigates our market risk.

•

Profitable, consistent operating results: Our business is currently profitable. We plan to build scale and leverage a geographically diverse footprint and our strategic relationship with D.R. Horton to meet the significant demand of the homebuilding industry. Our returns-focused, lower risk operating model is designed to deliver consistent returns through various market cycles.

•

Understandable, growth-oriented business model: While most land developers have limited visibility into future growth, our lot manufacturing model provides a clear path to top-line growth by scaling our operations across a national footprint to capture the finished lot demand of the homebuilding industry.

•

Strong liquidity and access to debt and equity capital: Our lot manufacturing model is designed to create consistent returns and a strong base of liquidity, which would enable us to continuously invest, expand, and take advantage of strategic opportunities. Unlike most land developers that have limited access to and a higher cost of capital, we believe our size and structure provide us a competitive advantage to opportunistically access the debt and equity markets to support our strong liquidity position and growth plans.

Strategic relationship with D.R. Horton

We have developed a strong relationship with D.R. Horton that created strategic benefits for both companies. Growing and supporting our platform is an integral component of D.R. Horton’s operational strategy, and D.R. Horton has publicly stated that it plans to maintain a significant ownership position in our Company over the long-term. Our alignment with D.R. Horton provides significant benefits to our business model and further enhances our competitive advantage:

•

Enhanced leadership team with experience growing and transforming businesses: We work closely with the management team of D.R. Horton in executing our business strategy. This relationship not only gives us access to the experience of a management team with a proven record of building and scaling businesses in the homebuilding industry, but also insight and guidance from a leader in our target customer base. Our alignment with D.R. Horton has helped us instill a culture at Forestar that supports our manufacturing-like approach and conservative operating strategy. We believe this approach and strategy will enable us to effectively and efficiently execute our unique lot manufacturing business model.

•

Supports ability to scale to national platform: Our business strategy is to leverage our relationship with D.R. Horton to, over time, expand across D.R. Horton’s national footprint, consisting of 87 markets in 29 states at June 30, 2019. Currently, we are benefiting from D.R. Horton’s extensive local land acquisition and development personnel and its infrastructure, which has allowed us to expand quickly into new markets. We are actively working to further build and expand our operating infrastructure and capabilities. We intend to source more projects internally as well as projects from third-party homebuilders as we increase our scale and continue developing our operating platform.

At June 30, 2019, we operated in 50 markets across 20 states, an increase of 37 markets and 10 states since the Merger in October 2017. We believe our current and planned geographic expansion will provide us with a diversified portfolio of assets that will allow us to take advantage of market opportunities and better meet the finished lot demand of the homebuilding industry.

•

Significant built-in demand for current and future finished lot deliveries: As the largest homebuilder in the United States that closed over 50,000 homes in fiscal year 2018, D.R. Horton has an immense appetite for finished lots. D.R. Horton has publicly committed to owning no more than a two- to three-year supply of lots and to increasing its lots controlled under contract by expanding relationships with land developers across the country.

Our growth expectations through fiscal year 2020 represent just a fraction of the lot purchases that D.R. Horton is expected to make from us and other land developers over the next two years. Our strategic relationship with D.R. Horton accelerates our growth and mitigates the risk of our expansion plans as we expect most of our finished lots to be purchased by D.R. Horton.

•

Improved access to the capital markets: Our strategic relationship with D.R. Horton gives us the visibility, scale and growth to more efficiently access the capital markets and lower our cost of capital. The pipeline of finished lot demand from D.R. Horton and its long-term commitment to growing and supporting our platform improves our visibility for growth and future capital needs.

Numerous levers for significant and sustainable growth

While our current lot supply, our built-in demand from D.R. Horton for current and future lot deliveries, and our ability to expand our operations into new markets provide significant visibility to our top-line growth in the coming years, we have additional levers that we believe will help us drive meaningful near-term and longer-term growth:

•

Increase scale in existing markets: We recognize the benefits of both national and local market scale and believe that as we gain scale and develop our own operating teams in our markets we will improve our profit margins and returns through our ability to source more land acquisitions independently and to establish national purchasing contracts for our development activities.

•

Efficiently leverage overhead: As we increase our platform scale, we expect to be able to meaningfully reduce our overhead expenses as a percentage of revenues. We believe that over time we have the opportunity to operate with lower SG&A margins than a typical homebuilder, given that the lot development business is a wholesale business that does not require us to maintain an extensive retail sales force or marketing effort and our lower reliance on labor and trades. Our SG&A expense as a percentage of revenues decreased from 23.3% of revenues, excluding $18.1 million of costs associated with the Merger, in the nine months ended June 30, 2018 to 10.3% of revenues in the nine months ended June 30, 2019.

•

Expand relationships with third-party homebuilders: While the majority of our lot sales are currently to D.R. Horton, we have relationships with numerous public and private homebuilders across the country, and during 2018, we sold finished lots to more than 15 different homebuilders. As we continue to build out our infrastructure, our capacity to work with other homebuilders will increase, providing us with additional sources for revenue growth. We believe that there is and will continue to be significant demand for finished lots from third-party homebuilders as many in the industry seek to increase their optioned land positions, which provides a supply of third party developed lots, and shorten their owned land positions.

•

Opportunistic consolidation: The land development industry is extremely fragmented and is generally composed of local and regional developers, many of which have limited access to and high cost of capital. The land development landscape is not unlike the homebuilder landscape in the early 1990s, when D.R. Horton went public and began significant growth in both scale and market share through both organic growth and opportunistic consolidation. As a well-capitalized, residential lot developer with a national footprint, we believe we will have significant opportunity over time to supplement our organic growth with external growth through selective acquisitions.

Experienced and proven management team

Forestar’s management team includes seasoned leaders with decades of land development experience that are committed to executing our business strategy. Donald Tomnitz, the former President and Chief Executive Officer of D.R. Horton for over a decade, serves as our Executive Chairman. Daniel Bartok, the former Executive Vice President of Owned Real Estate for Wells Fargo, serves as our Chief Executive Officer and has nearly 40 years of experience in the homebuilding and land development industries. Charles Jehl, our Chief Financial Officer, has been with us since 2005 and in his current role since 2015. We currently have three region presidents with decades of real estate experience. Thomas Burleson, responsible for our West region operations, is a land development industry veteran with more than 25 years of real estate experience and has been with the Company for more than 15 years. Nicolas Aparicio and Mark Walker recently joined Forestar to lead our Florida and East region operations, respectively, after being key members of the D.R. Horton land development team.

Strong balance sheet and liquidity position

We believe our strong balance sheet and liquidity position us well for future growth. In August 2018, we entered into a $380 million senior unsecured revolving credit facility; in September 2018 we filed a shelf registration statement with the SEC registering $500 million of equity securities; and in April 2019, we issued the 2024 Notes. At June 30, 2019, we had $223 million of cash and cash equivalents, a total debt to total capitalization ratio of 39.8% and a net debt to net total capitalization ratio of 25.3%. See “—Summary Historical Consolidated Financial Information.” We believe our current liquidity and capital base are sufficient to support our planned growth in lot deliveries and revenues through fiscal 2021. This offering will provide significant additional liquidity as well as incremental capacity to fund additional growth while operating within our targeted leverage ratio.

We expect to finance our long-term growth plans with a combination of debt and equity capital. We plan to maintain a flexible financial position, and all growth plans and capital raises will be evaluated and adjusted based on economic, housing market and capital market conditions. We intend to maintain strong liquidity and conservative leverage, with a targeted net debt to net total capitalization ratio at or below 40%.

Our business strategy

We focus on generating consistent returns through our unique, lower risk business model of lot manufacturing. We believe the following strategies will allow us to effectively execute our business model.

Simplified business plan focused on residential lot development

Our business plan is focused on the opportunity for an experienced, well-capitalized residential lot developer to supply finished lots to the homebuilding industry on a national scale. There is substantial demand for finished lots from homebuilders due to shifting inventory models and limited supply. Homebuilders have increased their purchases of lots from third-party land developers and shortened their owned land positions to improve returns. At the same time, the available supply of finished lots from third-party developers has remained limited, particularly for lots of homes at affordable price points. Our simplified business plan, focused on residential lot manufacturing, uniquely positions us to capitalize on residential lot development opportunities and to meet the industry’s need for a strong, geographically diverse supplier of finished lots.

Phased development of short-duration, fully-entitled projects

Our unique, lower risk lot manufacturing business model is focused on the phased development of short-duration, fully-entitled projects. We target these projects because they allow us to operate as a lot manufacturer and mitigate the risks associated with the long-dated, often complex, land development assets of the typical land developer. We enter a project with a defined purpose and buyer and manufacture finished lots to meet the need of high velocity communities. These short duration, fully-entitled phased projects limit our exposure to market fluctuations and eliminate the time-intensive, risk laden process of land entitlement. Phased projects allow for future development spending to be largely discretionary, depending on market conditions at that time.

High turnover, lower risk lot manufacturing approach

Our lot manufacturing approach is designed to generate consistent returns and reduce risk. By focusing on fully-entitled, high-velocity phased lot development opportunities, we mitigate many of the risks associated with typical land development assets and expect to generate project-level investment returns similar to production-oriented homebuilders. Our underwriting criteria for new lot development investments are a minimum annual pre-tax return on inventory of 15% and the return of our initial cash investment within 36 months. We expect to generate lot sale revenues from our projects within 12 months of purchasing the land. The investment profile for our target development projects across a geographically diverse portfolio reduces the overall risk of our inventory and enhances our ability to generate consistent results.

Primary focus on the attractive entry-level segment of the housing market

The majority of our investments have been focused on land on which we can develop lots for entry-level homes at affordable price points. Our average residential lot sale price in the nine months ended June 30, 2019 was approximately $78,800.

We believe the entry-level segment of the housing market presents the greatest opportunity across the country with compelling demographics and strong demand as well as a low supply of finished lots.

Ability to pursue opportunistic strategic investments

The returns and liquidity provided by our lot manufacturing strategy allow us to take advantage of strategic investments that may enhance or expand our lot development portfolio.

Currently, we are making short-term investments in lot and land banking projects where we target annual returns of 12% to 16%. These lower risk investments keep our available short-term liquidity deployed and earning attractive risk adjusted returns while providing us additional local market intelligence.

Overview of D.R. Horton relationship

Our strategic relationship with D.R. Horton is formalized by three agreements.

Master Supply Agreement (MSA)

The MSA establishes our business relationship with D.R. Horton as both companies identify residential real estate opportunities. The MSA provides D.R. Horton the right of first offer (ROFO) to purchase, at market prices, up to 100% of the lots from D.R. Horton sourced projects and up to 50% of the lots in the first phase of a Forestar sourced project and up to 50% of the lots in any subsequent phase in which D.R. Horton purchases at least 25% of the lots in the previous phase. D.R. Horton has no ROFO rights on third-party sourced development opportunities. The MSA continues until the earlier of (i) the date at which D.R. Horton owns less than 15% of our voting shares or (ii) June 29, 2037; however, we may terminate the MSA at any time when D.R. Horton owns less than 25% of our voting shares.

As of June 30, 2019, we owned or controlled approximately 37,400 residential lots, of which approximately 24,100 were under contract with or subject to a right of first offer from D.R. Horton.

Stockholder’s Agreement

The Stockholder’s Agreement defines D.R. Horton’s right to nominate members to our board, requires D.R. Horton’s consent for certain transactions and established an investment committee. D.R. Horton has the right to nominate our board members commensurate with its equity ownership. As long as D.R. Horton owns at least 20% of our voting securities, it retains the right to nominate individuals to our board based on its equity ownership as well as designate the Executive Chairman. D.R. Horton nominated four of our five current board members.

As long as D.R. Horton owns at least 35% of our voting securities, we must obtain D.R. Horton’s consent to (i) issue any new class of equity or shares of our common stock in excess of certain amounts, (ii) incur, assume, refinance or guarantee debt that would increase our total leverage to greater than 40%, (iii) select, terminate, remove or change compensation arrangements for the Executive Chairman, Chief Executive Officer, Chief Financial Officer and other key senior management, and (iv) make an acquisition or investment greater than $20 million.

The Stockholder’s Agreement also established an investment committee to approve new investments up to $20 million.

Shared services agreement

The shared services agreement defines the terms under which D.R. Horton provides us with administrative, compliance, operational and procurement services. The scope and cost of these services are mutually agreed upon by both management teams and adjusted periodically as deemed necessary. Services provided currently include (i) accounting, finance and treasury, (ii) tax, (iii) human resources, payroll and benefits, (iv) legal–securities, corporate governance, litigation and risk management, (v) internal audit, (vi) information technology, and (vii) investor and public relations.

Industry overview

Land developers are the suppliers of one of the most important input materials of a homebuilder, a fully developed finished lot. The lot development industry relies heavily on the success of the homebuilding industry.

Long-term fundamentals for the homebuilding industry remain solid and are supported by the following: a limited supply of homes at affordable price points, record low unemployment, wage growth, favorable demographics, high consumer confidence, and historically low interest rates. These fundamentals are expected to support a solid volume of housing starts in the United States over the next several years, providing good homebuilder demand for developed lots particularly for communities offering homes at affordable prices.

Recent Developments

We are currently in discussions to extend the maturity of our revolving credit facility to October 2022. We can provide no assurance that the amendment to our revolving credit facility will be completed.

Corporate Information

Our principal executive offices are located at 2221 E. Lamar Blvd., Suite 790, Arlington, Texas 76006. Our telephone number is (817) 769-1860, and our Internet website address is www.forestar.com. Information on or connected to our Internet website is not a part of or incorporated by reference into this prospectus supplement.

The Offering

Issuer	Forestar Group Inc.

Common stock offered by us	5,250,000 shares (or 6,037,500 shares, if the underwriters exercise in full their option to purchase additional shares as described below).

Option to purchase additional shares	We have granted the underwriters an option to purchase up to an additional 787,500 shares. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement. See “Underwriting.”

Common stock outstanding after giving effect to this offering	47,209,866 shares (or 47,997,366 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $87.7 million (or approximately $100.9 million if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts and commissions but before deducting offering expenses payable by us.

We intend to use the net proceeds of this offering for general corporate purposes, including to fund land acquisition and development activities.

Dividend policy	We do not currently intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.

Listing	Our common stock is listed on the New York Stock Exchange under the trading symbol “FOR.”

Risk factors	You should read the section titled “Risk Factors” beginning on page S-11 of, and the other information included or incorporated by reference in, this prospectus supplement for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our common stock.

The number of shares of our common stock to be outstanding immediately after the closing of this offering is based on 41,959,866 shares of common stock outstanding as of September 20, 2019 and, except as otherwise indicated, all information in this prospectus supplement:

•	reflects the offering price of $17.50 per share of common stock;

•	assumes no exercise of the underwriters’ option to purchase 787,500 additional shares of common stock in this offering;

•

does not include any shares of common stock issuable upon conversion of our 3.75% convertible senior notes due 2020 (the “Convertible Notes”), the principal ($118.9 million) of which we intend to settle in cash in 2020, with any excess conversion value to be settled in shares of our common stock; and

•	does not include 200,960 shares of common stock issuable upon vesting of restricted stock units awarded and outstanding under our stock incentive plan as of such date.

Summary Historical Consolidated Financial Information

The following summary consolidated financial information (i) as of and for the nine months ended September 30, 2018 and the years ended December 31, 2017 and 2016 is derived from our audited financial statements incorporated by reference herein and (ii) as of and for the three and nine months ended June 30, 2019 and 2018 is derived from our unaudited consolidated financial statements incorporated by reference herein. The data should be read in conjunction with our audited and unaudited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-KT for the fiscal year ended September 30, 2018 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2019. These historical results are not necessarily indicative of the results to be expected in the future. Interim results for the current fiscal year are not necessarily indicative of the results that may be expected for the entire fiscal year.

	3 months ended June 30,		9 months ended June 30,		9 months ended September 30,	Year ended December 31,
	2019	2018	2019	2018	2018	2017	2016
	($ in millions)
Statement of operations data:
Revenues	$88.2	$23.6	$192.0	$77.0	$78.3	$114.3	$197.3
Cost of sales(1)	75.3	10.0	149.6	48.9	49.5	112.6	175.1
Selling, general and administrative expense	7.9	6.5	19.8	36.1	19.4	75.3	48.5
Gain on sale of assets	(1.5)	(1.3)	(2.4)	(4.1)	(27.8)	(113.4)	(166.7)

Operating income (loss)	6.5	8.4	25.0	(3.9)	37.2	39.8	140.4
Equity in earnings of unconsolidated ventures	—	(1.0)	(0.5)	(9.6)	(4.8)	(17.8)	(6.1)
Interest expense	—	1.6	—	5.8	3.7	8.5	20.0
Loss on extinguishment of debt, net(2)	—	—	—	—	—	0.6	35.9
Interest and other income	(1.9)	(2.6)	(4.1)	(4.8)	(6.4)	(3.6)	(1.7)

Income from continuing operations before taxes	8.4	10.4	29.6	4.7	44.7	52.1	92.3
Income tax expense (benefit)(3)	1.5	0.1	6.0	12.6	(25.3)	45.8	15.3

Net income (loss) from continuing operations	6.9	10.3	23.6	(7.9)	70.0	6.3	77.0
Income (loss) from discontinued operations, net of taxes(4)	—	—	—	7.2	—	46.0	(16.8)

Consolidated net income (loss)	6.9	10.3	23.6	(0.7)	70.0	52.3	60.2
Less: Net income attributable to noncontrolling interests	—	0.9	3.3	2.9	1.2	2.0	1.6

Net income (loss) attributable to Forestar Group Inc.	$6.9	$9.4	$20.3	$(3.6)	$68.8	$50.3	$58.6
Other data:
Residential lots sold(5)	1,158	297	2,224	856	1,024	937	1,662
Lots sold to D. R. Horton	995	141	1,903	324	642	26	57
Lots sold to other homebuilders	163	156	321	532	382	911	1,605

	3 months ended June 30,		9 months ended June 30,		9 months ended September 30,	Year ended December 31,
	2019	2018	2019	2018	2018	2017	2016
	($ in millions)
Certain cash flow data:
Depreciation and amortization(6)	$1.8	$1.4	$4.8	$3.9	$3.9	$5.5	$11.4
(Increase) decrease in real estate	(198.0)	(100.5)	(551.5)	(274.0)	(359.1)	(19.8)	44.3
Proceeds from sales of assets	—	—	—	228.6	258.3	130.1	427.8
Balance sheet data (as of the end of the period):
Cash and cash equivalents	$223.0	$367.8	$223.0	$367.8	$318.8	$323.0	$266.1
Restricted cash	0.2	40.0	0.2	40.0	16.2	40.0	0.3
Real estate	1,049.5	360.9	1,049.5	360.9	498.0	130.4	293.0
Total assets	1,325.2	810.9	1,325.2	810.9	893.1	761.9	733.2
Total debt, net(7)	458.9	110.5	458.9	110.5	111.7	108.4	110.4
Forestar Group Inc. shareholders’ equity	694.7	618.4	694.7	618.4	673.3	604.2	560.7
Key balance sheet ratios (as of the end of the period):
Total debt to total capitalization(8)	39.8%	15.2%	39.8%	15.2%	14.2%	15.2%	16.5%
Net debt to net total capitalization(9)	25.3%	-71.3%	25.3%	-71.3%	-44.4%	-55.1%	-38.4%
Cash and cash equivalents plus real estate to total debt, net	2.8x	6.6x	2.8x	6.6x	7.3x	4.2x	5.1x

(1)

Includes interest amortized to cost of sales of approximately $1.0 million for the three months ended June 30, 2019, $0.3 million for the three months ended June 30, 2018, $2.2 million for the nine months ended June 30, 2019, $0.9 million for the nine months ended June 30, 2018, and $0.9 million for the nine months ended September 30, 2018.

(2)

Loss of extinguishment of debt, net is related to retirement of $5.3 million of our 8.50% Senior Secured Notes due 2022 and $1.1 million of our Convertible Notes in 2017 and $225.2 million of our 8.50% Senior Secured Notes due 2022 and $5.0 million of our Convertible Notes in 2016.

(3)

In the nine months ended September 30, 2018, the income tax benefit reflects the release of our federal valuation allowance and a portion of our state valuation allowance, which was primarily attributable to the determination that we have sufficient future taxable income to realize all of our federal deferred tax asset and a portion of our state deferred tax asset. In 2017, income tax expense was impacted by non-deductible Merger transaction costs and goodwill impairment.

(4)

Income (loss) from discontinued operations consists of an income tax benefit of $46.0 million in 2017 and includes non-cash impairment charges of $0.6 million in 2016 related to non-core oil and gas working interests. Income (loss) from discontinued operations also includes losses of $13.7 million in 2016 associated with the sale of working interest oil and gas properties.

(5)	Excludes unconsolidated joint ventures.
(6)

Of these amounts, $0.1 million, $0 million, $0.2 million, $0.2 million, $0.2 million, $0.5 million and $4.1 million reduced operating income for the three months ended June 30, 2019, three months ended June 30, 2018, nine months ended June 30, 2019, nine months ended June 30, 2018, nine months ended September 30, 2018 and year ended December 31, 2017 and 2016, respectively.

(7)	Total debt, net, is net of unamortized debt discount and fees.
(8)	Total capitalization is total debt, net, plus Forestar Group Inc. shareholders’ equity.
(9)	Net debt is total debt, net, less cash and cash equivalents. Net total capitalization is Net debt plus Forestar Group Inc. shareholders’ equity.

RISK FACTORS

Investing in our common stock involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of our common stock. These risks and uncertainties include those described below, as well as in the risk factors and other sections of the documents that are incorporated by reference in this prospectus supplement, including “Item 1A. Risk Factors” in our Annual Report on Form 10-KT for the nine months ended September 30, 2018 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019. You should carefully consider these risks and uncertainties and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in our common stock.

Risks Related to This Offering and Ownership of Our Common Stock

The market price of and trading volume of our shares of common stock may be volatile.

The market price of our shares of common stock has fluctuated substantially and may continue to fluctuate in response to many factors which are beyond our control, including:

•	fluctuations in our operating results, including results that vary from expectations of management, analysts and investors;

•	announcements of strategic developments, acquisitions, financings and other material events by us or our competitors;

•	the sale of a substantial number of shares of our common stock held by existing security holders in the public market; and

•	general conditions in the real estate industry.

The stock markets in general may experience extreme volatility that may be unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, make it difficult to predict the market price of our common stock in the future and cause the value of our common stock to decline.

Provisions of Delaware law, our charter documents, the indentures governing the 2024 notes and 3.75% convertible senior notes and our concentrated ownership may impede or discourage a takeover, which could cause the market price of our common stock to decline.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. Our board of directors also has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock. These and other impediments to third party acquisition or change of control could limit the price investors are willing to pay for shares of our common stock, which could in turn reduce the market price of our common stock. In addition, upon the occurrence of a fundamental change under the terms of the convertible senior notes, certain repurchase rights and early settlement rights would be triggered under the indentures governing our convertible senior notes. In such event, the increase of the conversion or early settlement rate, as applicable, in connection with certain make-whole fundamental change transactions under the terms of our convertible senior notes could discourage a potential acquirer. The indenture governing the 2024 notes requires us to offer to repurchase all outstanding 2024 notes at a price in cash equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, in the event of a “Change of Control” and a “Rating Decline,” each as defined in the indenture. The existence of D.R. Horton as a controlling stockholder may have the effect of making it more difficult for a third party to acquire us, or may discourage a third party from seeking to acquire us. A third party would be required to negotiate any such transaction with D.R. Horton, and the interests of D.R. Horton with respect to such transaction may be different from the interests of our other stockholders.

We may issue a substantial number of shares of our common stock in the future, and stockholders may be adversely affected by the issuance of those shares.

We may issue stock options, restricted stock or other equity awards for compensation purposes in the future under our existing stock option plans or any future stock option plans that we may adopt. In addition to these options, we may raise additional capital from time to time in the future by issuing shares of our common stock or securities convertible into shares of our common stock. The registration statement of which this prospectus supplement is a part provides for the potential issuance of common stock, preferred stock and warrants up to an aggregate amount of $500 million. Following this offering, we can issue additional securities pursuant to such registration statement with an aggregate offering price up to $408,125,000 (or $394,343,750 if the underwriters exercise their option to purchase additional shares in full). In addition, from time to time in the future we may issue shares of our common stock or securities convertible into common stock pursuant to additional registration statements or exemptions from registration under the Securities Act. If, and to the extent, any additional shares of common stock are sold in the public market, our stockholders, including investors who purchase shares of common stock in this offering, may experience dilution to their ownership interests in the Company. Pursuant to our stockholder’s agreement D.R. Horton has pre-emptive rights with respect to any equity issuance, which our other stockholders do not have. In addition, sales of substantial amounts of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline or be depressed.

Because we do not currently intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We do not currently anticipate paying any dividends on shares of our common stock. Any determination to pay dividends in the future will be made by our board of directors and will depend upon results of operations, financial conditions, contractual restrictions, restrictions imposed by applicable law, and other factors our board of directors deems relevant. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value or even maintain the price at which stockholders purchased their shares.

We might require additional capital to support business growth, and this capital might not be available on favorable terms, or at all.

Our operations or expansion efforts may require substantial additional financial, operational, and managerial resources. While we believe we have sufficient liquidity as of June 30, 2019 to fund our working capital and other operating requirements, we may raise additional funds for acquisitions or to expand our operations. If we obtain additional funding in the future, we may seek debt financing or obtain additional equity capital. Additional capital may not be available to us, or may only be available on terms that adversely affect our existing stockholders, or that restrict our operations. For example, if we raise additional funds through issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock.

Disruptions in the financial markets could affect our ability to obtain debt or equity financing or to refinance our existing indebtedness on reasonable terms or at all.

Disruptions in the financial markets could impact our ability to obtain debt or equity financing, or lines of credit, in the future as well as impact our ability to refinance our existing indebtedness on reasonable terms or at all, which could affect our strategic operations and our financial performance and force modifications to our operations.

If securities or industry analysts do not publish or cease publishing research or reports about our business or publish negative reports, our stock price could decline.

The trading market for our common stock relies in part on the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our common stock or if our operating results do not meet their expectations, our stock price could decline.

We may issue preferred stock, the terms of which could adversely affect the voting power or value of our common stock.

Our certificate of incorporation authorizes us to issue, without the approval of our stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations and relative rights, including preferences over our common stock respecting dividends and distributions, as our board of directors may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our common stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of the common stock.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our common stock offered hereby will be approximately $87.7 million, after deducting estimated underwriting discounts and commissions but before deducting offering expenses payable by us. We intend to use the net proceeds of this offering of shares of our common stock for general corporate purposes, including to fund land acquisition and development activities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a general discussion of certain U.S. federal income tax considerations with respect to the ownership and disposition of shares of our common stock applicable to non-U.S. Holders who acquire such shares in this offering and hold such shares as a capital asset (generally, property held for investment). For purposes of this discussion, a “non-U.S. Holder” generally means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), Treasury regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular non-U.S. Holder in light of that non-U.S. Holder’s circumstances, including Medicare taxes imposed on net investment income and the alternative minimum tax, nor does it address any aspect of U.S. federal taxation other than U.S. federal income taxation (such as U.S. federal estate and gift taxation) or state, local, or non-U.S. taxation. This discussion does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies and other financial institutions;

•	tax-exempt entities;

•	brokers, dealers or traders in securities or foreign currencies;

•	controlled foreign corporations and corporations that accumulate earnings to avoid U.S. federal income tax;

•	passive foreign investment companies;

•	persons that hold our common stock as part of a straddle, hedge, conversion transaction or other integrated investment;

•	persons required to accelerate the recognition of any item of gross income with respect to our common stock as a result of such income being included in an applicable financial statement;

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes and investors therein;

•	persons that own or are deemed to own, actually or constructively, more than 5% of our common stock for U.S. federal income tax purposes; and

•	U.S. expatriates.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners of a partnership considering an investment in our common stock should consult their tax adviser as to the particular U.S. federal income tax consequences applicable to them of the ownership and disposition of our common shares.

We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

EACH NON-U.S. HOLDER SHOULD CONSULT ITS TAX ADVISER REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Dividends

We do not currently intend to pay dividends on our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, in general, any such distributions we make to a non-U.S. Holder that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless the non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable tax treaty and the non-U.S. Holder provides proper certification of its eligibility for such reduced rate (including providing a valid IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable documentation)). A distribution on a share of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. Any distribution not constituting a dividend will be treated first as reducing the adjusted basis in the non-U.S. Holder’s share of our common stock to the extent thereof, determined separately for each share, and, to the extent such distribution exceeds the adjusted basis in such share, as gain from the sale or exchange of such share.

Dividends we pay to a non-U.S. Holder that are effectively connected with its conduct of a trade or business within the United States will not be subject to U.S. withholding tax, as described above, if the non-U.S. Holder complies with applicable certification and disclosure requirements (including providing a valid IRS Form W-8ECI). Instead, unless an applicable tax treaty provides otherwise, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. Holder were a United States person for U.S. federal income tax purposes. In addition, if the non-U.S. Holder is an entity treated as a corporation for U.S. federal income tax purposes, such holder’s effectively connected earnings and profits (subject to adjustments) may be subject to U.S. federal branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty).

Any distributions we make to a non-U.S. Holder with respect to its shares of our common stock will also be subject to the rules discussed below under the headings “Backup Withholding, Information Reporting and Other Reporting Requirements” and “Foreign Account Tax Compliance Act.”

Gain on Sale or Other Taxable Disposition of Common Stock

In general, subject to the discussions below under the headings “Backup Withholding, Information Reporting and Other Reporting Requirements” and “Foreign Account Tax Compliance Act,” a non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of the non-U.S. Holder’s shares of our common stock unless:

•	the gain is effectively connected with a trade or business carried on by the non-U.S. Holder within the United States;

•	the non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. Holder’s holding period in such shares (the “Relevant Period”).

Unless an applicable tax treaty provides otherwise, gain that is effectively connected with the conduct of a trade or business in the United States (or so treated) will generally be subject to U.S. federal income tax on a net basis, in the same manner as if the non-U.S. Holder were a United States person for U.S. federal income tax purposes. In addition, if the non-U.S. Holder is a corporation, the branch profits tax described above also may apply to such holder’s effectively connected earnings and profits (subject to adjustments).

An individual non-U.S. Holder who is subject to U.S. federal income tax because the non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other taxable disposition of our common stock will generally be subject to a flat 30% tax on the gain recognized on such disposition, which may be offset by certain U.S.-source capital losses (assuming certain requirements are met, including timely filing of U.S. federal income tax returns with respect to such losses).

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are currently a USRPHC for U.S. federal income tax purposes and will remain so for the foreseeable future. However, as long as our common stock continues to be regularly traded on an established securities market in the United States within the meaning of applicable Treasury regulations, a non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the disposition of our common stock if such non-U.S. Holder has not held (actually or constructively) more than 5% of our outstanding common stock at any time within the Relevant Period. If a non-U.S. Holder has held (actually or constructively) more than 5% of our outstanding common stock at any time within the Relevant Period, then (A) such non-U.S. Holder will generally be subject to tax on the net gain derived from the disposition on a net basis, in the same manner as if the non-U.S. Holder were a United States person for U.S. federal income tax purposes, unless an applicable income tax treaty provides otherwise, and (B) a purchaser may be required to withhold 15% of the proceeds payable to such non-U.S. Holder from a sale or other taxable disposition of our common stock.

Non-U.S. Holders should consult their tax adviser regarding the application of these rules to them, and any potentially applicable income tax treaties that may provide for different rules than those set forth in this discussion.

Backup Withholding, Information Reporting and Other Reporting Requirements

We must report annually to the IRS, and to each non-U.S. Holder, the amount of dividends paid to, and the tax withheld with respect to, each non-U.S. Holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the non-U.S. Holder resides or is established.

A non-U.S. Holder will generally be subject to backup withholding for dividends on our common stock paid to such holder, unless such non-U.S. Holder certifies under penalties of perjury that, among other things, it is a non-U.S. Holder, and otherwise complies with all applicable legal requirements.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our common stock by a non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if a non-U.S. Holder sells or otherwise disposes its shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the non-U.S. Holder to the IRS and also backup withhold on that amount, unless such non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption. Information reporting will also apply if a non-U.S. Holder sells its shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. Holder can be credited against the non-U.S. Holder’s U.S. federal income tax liability, if any, or refunded, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. Holders should consult their tax advisers regarding the application of the information reporting and backup withholding rules to them.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code, the Treasury regulations promulgated thereunder and other official guidance (commonly referred to as “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code and whether such institution or entity is the beneficial owner or an intermediary), unless those entities comply with certain requirements under the Code and applicable Treasury regulations, which requirements may be modified by an “intergovernmental agreement” entered into between the United States and an applicable foreign country. Future Treasury regulations or other official guidance may modify these requirements.

Pursuant to recently proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale or other disposition of certain financial instruments (which would include our stock). The Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Any applicable FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. Prospective investors should consult their tax advisers regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them the number of shares indicated below:

Name	Number of Shares
Citigroup Global Markets Inc.	1,719,375
J.P. Morgan Securities LLC	1,719,375
Mizuho Securities USA LLC	472,500
Wells Fargo Securities, LLC	472,500
TD Securities (USA) LLC	367,500
BTIG, LLC	131,250
Fifth Third Securities, Inc.	131,250
Synovus Securities, Inc.	131,250
Moelis & Company LLC	52,500
The Buckingham Research Group Incorporated	52,500

Total	5,250,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares, as described below. We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part. Certain of the underwriters may sell shares to the public through one or more of the affiliates including as selling agents.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 787,500 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions.

To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the table above bears to the total number of shares of common stock listed next to the names of all underwriters in the table above.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 787,500 shares of common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$17.5000	$91,875,000.00	$105,656,250.00
Underwriting discounts and commissions to be paid by us	$0.7875	$4,134,375.00	$4,754,531.25
Proceeds, before expenses, to us	$16.7125	$87,740,625.00	$100,901,718.75

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $450,000, and the underwriters have agreed to reimburse us for a portion of our expenses in connection with this offering upon closing of this offering.

Our common stock is listed on the New York Stock Exchange under the trading symbol “FOR.”

We have agreed, until the close of trading of the common stock on and including the 90th day after the date of this prospectus supplement (the “Lock-up Period”), subject to specified exceptions, not to directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Commission a registration statement under the Securities Act of 1933 (the “Securities Act”) relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or publicly disclose the intention to undertake any of the foregoing, or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or any such other securities, whether any such transaction described in the preceding paragraph or this paragraph is to be settled by delivery of our common stock or such other securities, in cash or otherwise.

D.R. Horton, Inc. and our directors and certain of our officers have agreed, during the Lock-up Period, subject to specified exceptions (including an exception for each of our non-employee directors to sell up to 2,000 shares of our common stock following vesting of their restricted stock units), not to directly or indirectly:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant);

•

enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in the preceding paragraph or this paragraph is to be settled by delivery of our common stock or other securities, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock; or

•	publicly disclose the intention to do any of the foregoing.

Citigroup Global Markets Inc. and J.P. Morgan Securities LLC (the “representatives”) may, in their sole discretion and at any time or from time to time during the Lock-up Period release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement, providing consent to the sale of shares prior to the expiration of the Lock-up Period.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option to purchase additional shares creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they have received or may receive customary fees and expenses.

In the ordinary course of business, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account or for the accounts of their customers, and such investment and securities activities may involve or relate to assets, securities or instruments of the issuer (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also make investment recommendations, market color or trading ideas or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such assets, securities and instruments.

An affiliate of J.P. Morgan Securities LLC is the administrative agent and a lender under our revolving credit facility, and affiliates of certain of the other underwriters are lenders under our revolving credit facility. Affiliates of certain of the underwriters are also agent and/or lenders under D.R. Horton’s revolving credit facility.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, (the “Relevant Implementation Date”), an offer to the public of any shares of our common stock may not be made in that Relevant Member State, other than any offer where a prospectus supplement and the accompanying prospectus has been or will be published in relation to such securities that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the relevant competent authority in that Relevant Member State in accordance with the Prospectus Directive, except that with effect from and including the Relevant Implementation Date, an offer of such securities may be made to the public in that Relevant Member State:

(a)    to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b)    to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, (1) the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, (2) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive), and includes any relevant implementing measure in the Relevant Member State, and (3) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

The common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong),

and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

United Kingdom

This prospectus supplement is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus supplement and the accompanying prospectus and their respective contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Forestar Group Inc. appearing in Forestar Group Inc.’s Transition Report (Form 10-KT) for the nine month period ended September 30, 2018, and the effectiveness of Forestar Group Inc.’s internal control over financial reporting as of September 30, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains reports, proxy statements, information statements and other information about issuers who file electronically with the SEC. The address of the web site is http://www.sec.gov.

The SEC allows us to “incorporate by reference” information in this prospectus supplement or the accompanying base prospectus that we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying base prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement or the accompanying base prospectus relating to an offering of our securities.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering of shares of our common stock. These additional documents include periodic reports, such as annual reports on Form 10-K and quarterly reports on Form 10-Q, and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 or corresponding information furnished under Item 9.01 as an exhibit, which is deemed not to be incorporated by reference in this prospectus supplement), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•

Our annual report on Form 10-KT for the period ended September  30, 2018 (including the sections incorporated by reference therein from our definitive proxy statement on Schedule 14A filed with the Commission on December 13, 2018);

•	Our quarterly reports of Form 10-Q for the quarterly periods ended December 31, 2018, March 31, 2019, and June 30, 2019;

•	Our current reports on Form 8-K filed with the Commission on January 28, 2019, April 5, 2019, April 12, 2019, and August 2, 2019; and

•	The description of our common stock contained in our registration statement on Form 10 filed December 10, 2007, including any amendments or reports filed for the purpose of updating such description.

These documents contain important information about us and our financial condition.

You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

Investor Relations

Forestar Group Inc.

2221 E. Lamar Blvd.

Suite 790

Arlington, TX 76006

(817) 769-1860

PROSPECTUS

Forestar Group Inc.

Up to $500,000,000

Preferred Stock

Common Stock

Warrants

and

6,500,000 Shares of Common Stock

Offered by D.R. Horton, Inc.

We may offer and sell, from time to time in one or more offerings, any combination of the securities described in this prospectus having an aggregate initial offering price not exceeding $500,000,000 on terms to be determined at the time of the offering. In addition, D.R. Horton, Inc. (“D.R. Horton” or the “selling stockholder”) may also offer and sell, from time to time in one or more offerings, up to 6,500,000 shares of our common stock on terms to be determined at the time of offering. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

This prospectus describes the general terms of the securities we or the selling stockholder may offer and the general manner in which they may be offered. Each time we sell securities described herein, and in certain cases where the selling stockholder sells securities pursuant to this prospectus, we or the selling stockholder, as applicable, will provide prospective investors with a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. Such prospectus supplements may also add, update or change information contained in this prospectus. The applicable prospectus supplement will contain information, where applicable, as to any other listing on the New York Stock Exchange or any other securities market or other exchange with respect to the securities covered by such prospectus supplement. You should carefully read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest.

Investing in these securities involves risks. See “Risk Factors” on page 1 of this prospectus, in the applicable prospectus supplement we will deliver with this prospectus and in the documents incorporated herein and therein by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “FOR.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 4, 2018

i

ABOUT THIS PROSPECTUS

This prospectus relates to the offer and the sale by us of any combination of the securities described in this prospectus for an aggregate offering price of up to $500,000,000. This prospectus also relates to the offer and the sale of up to 6,500,000 of our shares of common stock by the selling stockholder. We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, we may, from time to time, offer or sell any combination of the securities described in this prospectus in one or more offerings. In addition, under this shelf process, the selling stockholder may, from time to time, offer and sell up to an aggregate of 6,500,000 shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the securities that we or the selling stockholder may offer. Each time we sell securities described herein, and in certain cases where the selling stockholder sells securities pursuant to this prospectus, we or the selling stockholder, as applicable, will provide prospective investors with a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should carefully read both this prospectus and any accompanying prospectus supplement, together with the information incorporated by reference and any other offering materials. See “Where You Can Find More Information” and “Information Incorporated by Reference.”

Neither we nor the selling stockholder have authorized anyone to provide you with any information or to make any representation that is different from, or in addition to, the information contained in this prospectus or any documents incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. You should not assume that the information contained in this prospectus, or the information contained in any document incorporated by reference in this prospectus, is accurate as of any date other than the date of each such document, unless the information specifically indicates that another date applies.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

Unless the context otherwise requires, the terms the “Company,” “we” and “our” refer to Forestar Group Inc., a Delaware corporation, and its predecessors and subsidiaries.

FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may be construed as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “likely,” “intend,” “may,” “plan,” “expect,” and similar expressions, including references to assumptions. These statements reflect our current views with respect to future events and are subject to risks and uncertainties. Any or all of the forward-looking statements included or incorporated by reference in this prospectus may not approximate actual experience, and the expectations derived from them may not be realized, due to risks, uncertainties and other factors. As a result, actual results may differ materially from the expectations or results we discuss in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to:

•	general economic, market or business conditions where our real estate activities are concentrated;

•	the conditions of the capital markets and our ability to raise capital to fund expected growth;

•	our ability to achieve our strategic initiatives;

•	the opportunities (or lack thereof) that may be presented to us and that we may pursue;

•	our ability to hire and retain key personnel;

•	our ability to obtain future entitlement and development approvals;

•	obtaining reimbursements and other payments from special improvement districts and timing of such payments;

•	accuracy of estimates and other assumptions related to investment in and development of real estate, the expected timing and pricing of land and lot sales and related cost of real estate sales;

•	the levels of resale housing inventory and new homes for sale in markets where we develop land;

•	fluctuations in costs and expenses, including impacts from shortages in materials or labor;

•	demand for new housing, which can be affected by a number of factors including the availability of mortgage credit, job growth and fluctuations in interest rates;

•	competitive actions by other companies;

•	changes in governmental policies, laws or regulations and actions or restrictions of regulatory agencies;

•	our partners’ ability to fund their capital commitments and otherwise fulfill their operating and financial obligations;

•	our ability to comply with the covenants, restrictions and limitations in our new senior unsecured revolving credit facility;

•	the effect of D.R. Horton’s controlling level of ownership on us and our stockholders;

•	our ability to realize the potential benefits of the strategic relationship with D.R. Horton; and

•	the effect of our strategic relationship with D.R. Horton on our ability to maintain relationships with our vendors and customers.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in subsequent documents incorporated by reference in this prospectus should be consulted. Additional information about issues that could lead to material changes in performance and risk factors that have the potential to affect us is contained in our annual report on Form 10-K for the fiscal year ended December 31, 2017 and our quarterly reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the SEC. See “Incorporation of Certain Documents by Reference” as well as the applicable prospectus supplement.

RISK FACTORS

Investing in our securities involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplements. You should carefully consider these risks and uncertainties and all of the information contained in or incorporated by reference in this prospectus and in the applicable prospectus supplement before you invest in our securities.

THE COMPANY

Forestar Group Inc. is a residential real estate development company. On October 5, 2017, we became a majority-owned subsidiary of D.R. Horton by virtue of a merger with a wholly-owned subsidiary of D.R. Horton (the “Merger”). In our business we own directly or through ventures residential projects located in 20 markets and 11 states as of June 30, 2018.

The Merger provides us an opportunity to grow our business by establishing a strategic relationship to supply finished residential lots to D.R. Horton at market terms under the Master Supply Agreement between us and D.R. Horton (the “Master Supply Agreement”). Under the terms of the Master Supply Agreement, both companies are proactively identifying land development opportunities to expand our portfolio of assets. As of June 30, 2018, we owned or controlled through option purchase contracts approximately 19,100 residential lots, of which 11,100 lots are either under contract to sell to D.R. Horton or are subject to a right of first offer under the Master Supply Agreement with D.R. Horton.

For more information about our business, please refer to the “Business” section of our most recent annual report on Form 10-K filed with the SEC and incorporated by reference in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus.

Our principal executive offices are located at 10700 Pecan Park Blvd., Suite 150, Austin, Texas 78750. Our telephone number is (512) 433-5200, and our Internet website address is www.forestar.com. Information on or connected to our Internet website is not a part of this prospectus.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	preferred stock, which we may issue in one or more series;

•	common stock; or

•	warrants entitling the holders to purchase common stock or preferred stock.

In addition, D.R. Horton may offer and sell, from time to time, up to 6,500,000 shares of our common stock.

Each time we sell securities described herein, and in certain cases where the selling stockholder sells securities pursuant to this prospectus, we or the selling stockholder, as applicable, will provide prospective investors with a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered.

Additional Information

We will describe in a prospectus supplement, which we will deliver with this prospectus, the terms of particular securities which we may offer in the future. In each prospectus supplement we will include, among other things, the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	the plan of distribution for the securities;

•	if applicable, information about securities exchanges on which the securities will be listed;

•	material United States federal income tax considerations applicable to the securities;

•	any material risk factors associated with the securities; and

•	any other material information about the offer and sale of the securities.

In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and the applicable prospectus supplement, together with the information described under the heading “Incorporation of Certain Documents by Reference.”

USE OF PROCEEDS

Except as may be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes. These purposes may include:

•	providing additional working capital to our business operations;

•	acquiring land to develop into lots and acquiring finished lots;

•	acquiring companies; and

•	repaying or repurchasing existing debt.

We will not receive any of the proceeds from the sale of shares of our common stock by D.R. Horton.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock is 200,000,000 shares of common stock, $1.00 par value, and 25,000,000 shares of preferred stock, par value $0.01 per share. At September 20, 2018, 41,939,403 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

There will be a prospectus supplement relating to any offering of common stock offered by us by this prospectus.

Voting Rights. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of votes cast by the stockholders entitled to vote thereon, present in person or represented by proxy, is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Our Second Amended and Restated Certificate of Incorporation (the “Charter”) and our Second Amended and Restated Bylaws (the “Bylaws”) provide that all of our directors will be of one class and will be elected annually. Director nominees in uncontested elections must receive a majority of the votes cast to be elected, and director nominees in contested elections must receive a plurality of the votes cast to be elected.

Stockholder’s Agreement. In connection with the Merger, we entered into a Stockholder’s Agreement with D.R. Horton (the “Stockholder’s Agreement”) that provides for certain board and board committee appointment rights. Under the terms of the Stockholder’s Agreement and the Charter, at all times when D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, our Board of Directors (the “Board”) will have five directors unless otherwise agreed in writing between us (as approved by a majority of our independent directors) and D.R. Horton, and D.R. Horton will have the right to designate a number of directors equal to the percentage of our voting securities beneficially owned by D.R. Horton and its affiliates multiplied by the total number of directors that we would have if there were no vacancies, rounded up to the nearest whole number (and in any event not less than one). We and D.R. Horton have also each agreed to use reasonable best efforts to cause at least three of the directors to be considered “independent” under the rules of the SEC and under applicable listing standards.

Pursuant to the Charter, any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent; provided that no D.R. Horton designee may be removed without the prior written consent of D.R. Horton. Pursuant to the Stockholder’s Agreement, D.R. Horton has agreed to cause its shares of our common stock not to be voted in favor of the removal of any director not designated by D.R. Horton other than for cause.

Pre-Emptive Rights. During the term of the Stockholder’s Agreement, D.R. Horton has a pre-emptive right (but not the obligation) to participate in any issuance of our equity or other securities by purchasing up to D.R. Horton’s and its subsidiaries’ pro rata portion of such equity or other securities at the price and otherwise upon the same terms and conditions as offered to other investors. This pre-emptive right generally will not apply to equity issuances (i) pursuant to compensation and benefits plans approved by the Board, (ii) in connection with any proportionate stock split or stock dividend or recapitalization approved by the Board, (iii) as consideration in any direct or indirect acquisition or business combination by the Company or any of its subsidiaries, or (iv) upon conversion of our or any of our subsidiaries’ notes, debentures or other indebtedness in accordance with the terms of such notes, debentures or other indebtedness. Other than such pre-emptive rights of D.R. Horton, holders of shares of the common stock are not entitled to pre-emptive rights.

Redemption Rights. The Charter provides that outstanding shares of our common stock and preferred stock will always be subject to redemption by us, if in the judgment of the Board such action should be taken, pursuant to Section 151(b) of the General Corporation Law of the State of Delaware (or by any other applicable provision of law), to the extent necessary to prevent the loss or secure the reinstatement of any license or franchise from any governmental agency we hold to conduct any portion of our business, which license or franchise is conditioned upon some or all of the holders of our common stock of any class or series possessing prescribed qualifications.

Dividends. Subject to prior dividend rights of the holders of any preferred stock and any other class or series of stock having a preference as to dividends over our common stock, holders of shares of our common stock will be entitled to receive dividends when, as and if declared by the Board, subject to the rights of D.R. Horton under the Stockholder’s Agreement.

Other Rights. In the event of any liquidation, dissolution or winding up of our Company, after the satisfaction in full of the liquidation preferences of holders of any preferred stock, holders of shares of our common stock will be entitled to ratable distribution of the remaining assets available for distribution to stockholders. Our common stock will not be subject to redemption by operation of a sinking fund.

Anti-Takeover Effects. In addition to the provisions described above regarding D.R. Horton’s rights with respect to membership of the Board, the following provisions in the Charter, Stockholder’s Agreement or Bylaws may make a takeover of our Company more difficult:

•

an article in the Charter prohibiting us from taking certain actions without the prior written consent of D.R. Horton for so long as D.R. Horton and its affiliates beneficially own 35% or more of our voting securities;

•

provisions in the Charter and the Stockholder’s Agreement providing that, for so long as D.R. Horton and its affiliates beneficially own 20% or more of our voting securities, we will not amend or seek to amend the Charter or the Bylaws in any manner that could limit, restrict or adversely affect the rights of any stockholder under the Stockholder’s Agreement;

•

a provision in the Bylaws providing that special meetings of stockholders may only be called by the chairman of the Board or pursuant to a written request by a majority of the entire Board. Only such business as is specified in the notice of any special meeting of the stockholders shall come before such meeting; and

•

a provision in the Bylaws containing advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before a meeting of the stockholders. The business to be conducted at an annual meeting is limited to business properly brought before the annual meeting by or at the direction of the Board or a duly authorized committee thereof or by a stockholder of record who has given timely written notice to our Company’s secretary of that stockholder’s intention to bring such business before the meeting.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to the Board. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

Delaware Anti-Takeover Statute. Section 203 of the Delaware General Corporation Law prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•	before that person became an interested stockholder, our Board approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•

on or following the date on which that person became an interested stockholder, the business combination is approved by our Board and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

We are not governed by Section 203 until such time as D.R. Horton gives public notice that it owns less than 15% of our voting securities, at which time we will once again become governed by Section 203.

Corporate Opportunities. Pursuant to the Stockholder’s Agreement, D.R. Horton and its affiliates, and their respective representatives, shall not in any way be prohibited or restricted from engaging or investing in any business opportunity of any type or description, and we shall not have any right in or to such business opportunities or to the income or proceeds derived therefrom. None of D.R. Horton, its affiliates or their respective representatives will be obligated to present any business opportunity to us or any other stockholder, even if the opportunity is of the character that, if presented to us, we could take, or if presented to any other stockholder, could be taken by such stockholder, unless the opportunity is offered to an individual who is both an affiliate of D.R. Horton and an officer or director of ours and the offer is made in writing to the individual in his or her capacity as an officer or director of our Company.

Transfer Agent and Registrar. The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

NYSE Listing. Our common stock is listed on the New York Stock Exchange under the symbol “FOR.”

Preferred Stock

Subject to the rights of D.R. Horton under the Stockholder’s Agreement and in accordance with our Charter, we may issue preferred stock in series with any rights and preferences which may be authorized by our Board. We will distribute a prospectus supplement with regard to each particular series of preferred stock. Each prospectus supplement will describe, as to the series of preferred stock to which it relates:

•	the title of the series of preferred stock;

•	any limit upon the number of shares of the series of preferred stock which may be issued;

•	the preference, if any, to which holders of the series of preferred stock will be entitled upon our liquidation;

•	the date or dates on which we will be required or permitted to redeem the preferred stock;

•	the terms, if any, on which we or holders of the preferred stock will have the option to cause the preferred stock to be redeemed or purchased;

•	the voting rights, if any, of the holders of the preferred stock;

•	the dividends, if any, which will be payable with regard to the series of preferred stock, which may be fixed dividends or participating dividends and may be cumulative or non-cumulative;

•	the right, if any, of holders of the preferred stock to convert it into another class of our stock or securities, including provisions intended to prevent dilution of those conversion rights;

•	any provisions by which we will be required or permitted to make payments to a sinking fund to be used to redeem preferred stock or a purchase fund to be used to purchase preferred stock; and

•	any other material terms of the preferred stock.

Holders of shares of preferred stock will not have pre-emptive rights.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or preferred stock. Each series of warrants will be issued under a separate warrant agreement governed by New York law to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. A copy of the warrant agreement will be filed with the SEC in connection with any offering of warrants.

We will distribute a prospectus supplement with regard to each issue of warrants. Each prospectus supplement will describe:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants and procedures by which the number of these securities may be adjusted;

•	the exercise price of the warrants;

•	the period during which you may exercise the warrants;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any provision adjusting the securities that may be purchased on exercise of the warrants, and the exercise price of the warrants, to prevent dilution or otherwise;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any terms relating to the modification of the warrants;

•	information with respect to book-entry procedures, if any;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other material terms of the warrants.

Prior to the exercise of any warrants to purchase common stock or preferred stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock, including the right to vote or to receive any payments of dividends on the common stock or preferred stock.

SELLING STOCKHOLDER

In addition to the shares of our common stock that we may offer from time to time in one or more offerings, this prospectus also relates to the possible resale from time to time by D.R. Horton of up to 6,500,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. D.R. Horton acquired these shares of our common stock in connection with the Merger.

The following table details the number of shares of our common stock that D.R. Horton owns and the number of shares of our common stock that D.R. Horton may offer for resale under this prospectus. The following table has been prepared on the assumption that all shares that D.R. Horton may offer from time to time pursuant to this prospectus are sold. The percentage of shares of our common stock that D.R. Horton beneficially owns both prior to and following an offering of securities pursuant to this prospectus is based on 41,939,403 shares of our common stock outstanding as of September 20, 2018 and does not take into account any securities issued by us pursuant to this prospectus. We cannot advise you as to whether D.R. Horton will in fact sell any or all of such shares of our common stock.

Selling Stockholder(1)	Shares beneficially owned prior to offering	Percentage of outstanding shares beneficially owned prior to offering	Number of shares being registered for resale	Shares beneficially owned after offering	Percentage of outstanding shares beneficially owned after offering
D.R. Horton, Inc.	31,451,063	75.0%	6,500,000	24,951,063	59.5%

(1)	The address of D.R. Horton, Inc. is 1341 Horton Circle, Arlington, Texas 76011.

Material Relationships with Selling Stockholder

A description of certain relationships and related party transactions involving D.R. Horton is included in our Proxy Statement filed with the SEC on May 8, 2018 in the section entitled “Certain Relationships and Related Party Transactions,” which is incorporated herein by reference.

PLAN OF DISTRIBUTION

We or the selling stockholder may sell any of the securities being offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	through brokers;

•	directly to purchasers; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices or varying prices determined at the time of sale. The distribution of securities may be effected from time to time in one or more transactions by means of one or more of the following transactions, which may include cross or block trades:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through put or call option transactions relating to the securities;

•	under delayed delivery contracts or other contractual commitments; or

•	a combination of such methods of sale.

Agents designated by us or the selling stockholder from time to time may solicit offers to purchase the securities. The name of any such agent involved in the offer or sale of the securities, and any commissions payable to such agent will be set forth in any required prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we or the selling stockholder will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. The prospectus supplement will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. Any such activities will be described in the prospectus supplement. We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

If a dealer is used in the sale of the securities, we or the selling stockholder or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement may set forth the name of the dealer and the terms of the transactions.

If a broker is used in the sale of the securities, the broker will not acquire the securities, and we or the selling stockholder will sell the securities directly to the purchasers in the applicable market. These will be conducted as “at the market offerings” within the meaning of the Securities Act. The prospectus supplement will set forth the terms of the arrangements with the broker.

We or the selling stockholder may directly solicit offers to purchase the securities, and may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us or the selling stockholder to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of ours, or engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, dealer or agent regarding the sale of the shares covered by this prospectus by such selling stockholder. If the selling stockholder notifies us that a material arrangement has been entered into with an underwriter, dealer or other agent for the sale of shares through a block trade, special offering or secondary distribution, we may be required to file a prospectus supplement pursuant to applicable SEC rules promulgated under the Securities Act.

The selling stockholder and any agents, underwriters or dealers that are involved in selling shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such agents, underwriters or dealers and any profit on the resale of shares of our common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

There can be no assurance that the selling stockholder will sell any or all of the shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part. The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than pursuant to the registration statement of which this prospectus forms a part. If sold under the registration statement of which this prospectus forms a part, the securities will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, has rendered an opinion with respect to the validity of the securities being offered by this prospectus. We have filed this opinion as an exhibit to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Forestar Group Inc. (“Forestar”) appearing in Forestar’s Annual Report (Form 10-K) for the year ended December 31, 2017 (including the schedule appearing therein), and the effectiveness of Forestar’s internal control over financial reporting as of December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street N.E., Washington, D.C. 20549-2521. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

We make available free of charge on or through our Internet website, www.forestar.com, our reports and other information filed with or furnished to the SEC as referred to below and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. Unless specifically listed under “Incorporation of Certain Documents by Reference” below, the information contained on our website or the SEC website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this prospectus (other than portions of these documents that are deemed to have been furnished and not filed). These documents contain important information about us and our business, prospects and financial condition.

Filing	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2017

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2018 Quarter ended June 30, 2018

Current Reports on Form 8-K	January 30, 2018 February 8, 2018 (filing containing Items 1.01, 2.01, 8.01 and 9.01 only) May 10, 2018 August 17, 2018

The description of our common stock contained in our registration statement on Form 10 filed December 10, 2007, including any amendments or reports filed for the purpose of updating such description.

The information set forth under the captions “Election of Directors,” “Board Matters,” “Voting Securities and Principal Stockholders,” “Director Compensation,” “Executive Compensation,”

“Compensation Discussion and Analysis,” “Proposal to Approve the Forestar 2018 Stock Incentive Plan,” “Certain Relationships and Related Party Transactions,” and “Proposal to Ratify the Selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm” in our proxy statement relating to our May 8, 2018 annual meeting of stockholders and incorporated into our annual report on Form 10-K for the fiscal year ended December 31, 2017.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and on or after the date of this prospectus and prior to the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished and not filed by us under any item of any current report on Form 8-K, including the related exhibits, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose changes in our business, prospects, financial condition or other affairs after the date of this prospectus. The information that we file later with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the closing of each offering will automatically update and supersede previous information included or incorporated by reference in this prospectus.

You can obtain any of the documents incorporated by reference in this prospectus from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

Investor Relations

Forestar Group Inc.

10700 Pecan Park Blvd.

Suite 150

Austin, TX 78750

(512) 433-5200

5,250,000 Shares

Forestar Group Inc.

Common Stock

Prospectus Supplement

Joint Book-Running Managers

Citigroup J.P. Morgan

Mizuho Securities	Wells Fargo Securities	TD Securities

Co-Managers

BTIG Fifth Third Securities SYNOVUS

Moelis & Company LLC The Buckingham Research Group

September 25, 2019